Exhibit 10.2

October 21, 2011

Charles Eyler

Re:	EMPLOYMENT OFFER LETTER

Dear Charles:

Puma Biotechnology, Inc., a Delaware corporation (the “Company”) acknowledges that you commenced employment with the Company on September 1, 2011 (the “Effective Date”) and is pleased to memorialize the terms of your continued employment as the Company’s Senior Vice President, Finance and Administration and Treasurer on the following terms and conditions:

1. POSITION, DUTIES AND RESPONSIBILITIES. As of the Effective Date, the Company will employ you as its Senior Vice President, Finance and Administration. In such capacity, you will have such duties and responsibilities as are normally associated with such position. Your duties may be changed from time to time by the Company in its discretion. You will report to the Company’s President and Chief Executive Officer or such other individual as the Company may designate, and will work at the Company’s offices located in Los Angeles, California, or such other location as the Company may designate, except for travel to other locations as may be necessary to fulfill your responsibilities. At the Company’s request, you will serve the Company and/or its subsidiaries and affiliates in other offices and capacities in addition to the foregoing without additional compensation.

2. BASE COMPENSATION. During your employment with the Company, the Company will pay you a base salary of $265,000 per year (the “Base Salary”), less payroll deductions and all required withholdings, payable in installments in accordance with the Company’s normal payroll practices (but in no event less often than monthly) and prorated for any partial pay period of employment. Your Base Salary may be subject to adjustment pursuant to the Company’s policies as in effect from time to time.

3. ANNUAL BONUS. In addition to the Base Salary set forth above, you will be eligible to receive an annual discretionary cash bonus (pro-rated for any partial year of service), based on the attainment of performance metrics and/or individual performance objectives, in each case, established and evaluated by the Company in its sole discretion (the “Annual Bonus”). Your target Annual Bonus shall be 30% of your Base Salary, but the actual amount of your Annual Bonus may be more or less (and may equal zero), depending on the attainment of applicable performance criteria. Payment of any Annual Bonus(es), to the extent any Annual Bonus(es) become payable, will be contingent upon your continued employment through the applicable payment date.

4. SIGNING BONUS. In connection with entering into this offer letter, you will be paid a signing bonus equal to $22,083 (the “Signing Bonus”) within fifteen days after the date on which you execute this offer letter. You and the Company acknowledge and agree that the Signing Bonus will not be earned to any extent prior to the first anniversary of the Effective Date and will only be earned on the first anniversary of the Effective Date if you remain actively employed by the Company through such first anniversary. In the event that your employment with the Company terminates for any reason prior to the first anniversary of the Effective Date, you hereby agree to repay to the Company the Signing Bonus, in full, on the date of termination.

5. STOCK OPTION. In connection with entering into this offer letter, the Company will grant you an option to purchase 90,000 shares of the Company’s common stock (the “Stock Option”) at a per share exercise price equal to the Fair Market Value of a share of the Company’s common stock on the date of grant (as determined in accordance with the Company’s 2011 Incentive Award Plan). Subject to your continued employment with the Company through the applicable vesting date, 1/3rd of the shares underlying the Stock Option will vest on the first anniversary of the Effective Date and 1/36th of the shares underlying the Stock Option will vest on each monthly anniversary of the Effective Date thereafter. Subject to the foregoing, the terms and conditions of the Stock Option will be set forth in a separate award agreement in such form as is prescribed by the Company (the “Stock Option Agreement”), to be entered into by the Company and you.

6. BENEFITS AND VACATION. You will be eligible to participate in all health, welfare, savings and retirement plans, practices, policies and programs maintained or sponsored by the Company from time to time for the benefit of its similarly situated employees, subject to the terms and conditions thereof. To the extent that you properly elect to participate in the Company’s applicable medical, dental and/or prescription benefit plans, the Company will pay the premiums for you and your dependents under such plans while you remain employed by the Company, provided, however, that the Company shall have no obligation to pay any such premiums if doing so would result in a violation of law and/or the imposition of penalty or excise taxes on the Company. In addition, you will be eligible for other standard benefits, such as sick leave, vacations and holidays, in each case, to the extent available under, and in accordance with, Company policy applicable generally to other similarly situated employees of the Company. Notwithstanding the foregoing, nothing contained in this Section 6 shall, or shall be construed so as to, obligate the Company or its affiliates to adopt, sponsor, maintain or continue any benefit plans or programs at any time.

7. CONFIDENTIAL AND PROPRIETARY INFORMATION. This offer of continued employment is contingent upon your execution of the Proprietary Information and Inventions Agreement, attached hereto as Exhibit A.

8. NON-SOLICITATION. You further agree that during the term of such employment and for one (1) year after your employment is terminated, you will not directly or indirectly solicit, induce, or encourage any employee, consultant, agent, customer, vendor, or other parties doing business with the Company to terminate their employment, agency, or other relationship with the Company or to render services for or transfer their business from the Company and you will not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

9. AT-WILL EMPLOYMENT; AMENDMENT. Your employment with the Company is “at-will,” and either you or the Company may terminate your employment for any reason whatsoever (or for no reason) upon written notice of such termination to the other party. This at-will employment relationship cannot be changed except in a writing signed by you and an authorized representative of the Company. This agreement may not be amended except by a signed writing executed by the parties hereto.

10. COMPANY RULES AND REGULATIONS. As an employee of the Company, you agree to abide by all Company rules, regulations and policies as set forth in the Company’s employee handbook or as otherwise promulgated.

11. WITHHOLDING. The Company may withhold from any amounts payable under this offer letter such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

12. ENTIRE AGREEMENT. As of the Effective Date, this offer letter, together with the Stock Option Agreement and Proprietary Information and Inventions Agreement, comprises the final, complete and exclusive agreement between you and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to you by any representative of the Company. You agree that any such agreement, offer or promise between you and any representative of the Company is hereby terminated and will be of no further force or effect, and you acknowledge and agree that upon your execution of this offer letter, you will have no right or interest in or with respect to any such agreement, offer or promise.

13. CHOICE OF LAW. This offer letter shall be interpreted and construed in accordance with California law without regard to any conflicts of laws principles.

14. PROOF OF RIGHT TO WORK. As required by law, this offer of continued employment is subject to satisfactory proof of your right to work in the United States.

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Please confirm your agreement to the foregoing by signing and dating the enclosed duplicate original of this offer letter in the space provided below for your signature and returning it to the Company’s President and Chief Executive Officer. Please retain one fully-executed original for your files.

Sincerely,

Puma Biotechnology, Inc.,
a Delaware corporation

By:	/s/ Alan H. Auerbach
Name: Alan H. Auerbach
Title: President and Chief Executive Officer

Accepted and Agreed,
this 21st day of October, 2011.

By:	/s/ Charles Eyler
Charles Eyler